Exhibit 10.3

chargepoint.com

chargepoin+

ChargePoint, Inc.
240 East Hacienda Avenue | Campbell, CA 95008 USA
+1.408.841.4500 or US toll-free +1.877.370.3802

September 2, 2022

Jagdeep Singh

Dear Jagdeep,

On behalf of ChargePoint, Inc. (the "Company"), I am pleased to offer you the full-time position of Senior Vice President Customer Services in our Support Services Department and you shall report to Chief Customer and Operations Officer. It is expected that you will be working out of office located in Campbell, CA. As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter and the attachments hereto. If, after careful review, the terms discussed below and, in the attachments, hereto are acceptable to you, please sign this confirmation letter and the attached Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement, Mutual Arbitration Agreement and Severance and Change in Control Agreement where indicated and return them to us.

1. Compensation.

a. Salary. You will be eligible to earn an annualized salary equal to $350,000 per year, paid on a semi-monthly basis, less applicable withholdings, and deductions, in accordance with the Company's regular payroll processes and policies. All reasonable business expenses incurred in the ordinary course of business, as part of your job duties and required for your job, will be reimbursed in accordance with the Company's standard policies and procedures, which includes that they be supported by documentation.

b. Bonus. In addition, you will be eligible to earn a bonus beginning with the current fiscal year. The bonus program is based upon the Company's execution relative to our Annual Operating Plan (AOP) and progress towards achievement of our annual corporate goals. Your target bonus will be equal to 40% of your annual base salary and the amount will be adjusted based on your individual performance factor as determined by your manager. A significant purpose of the bonus is employee retention. This means that in order to earn the bonus you must be employed by the Company at the time of payment of the bonus. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any earned bonus for a fiscal year will be calculated and paid after the close of that fiscal year. The determinations of the Company's Board of Directors with respect to you earning your bonus will be final and binding.

c. Incentive Stock Plan. We will recommend to the appropriate committee of our parent company, ChargePoint, Holdings, Inc., that you be granted a number of restricted stock units (or RSUs), each representing the right to receive one share of our parent company's common stock, with a target value of $4,000,000. The actual number of RSUs subject to your award will be determined when the RSUs are granted by dividing the target value allocated to such RSUs by the average closing price of our parent company's common stock as reported on the NYSE during the 20 trading days prior to the date of grant, rounded down to the nearest whole share. Such RSUs will be subject to vesting restrictions for a 2-year front load over a 5-year vesting period with a 1-year cliff, then quarterly vesting thereafter in addition to other terms and conditions set forth in the Restricted Stock Unit Agreement to be entered into between you and our parent company and our parent company's 2021 Equity Incentive Plan. By execution of this letter, you acknowledge that any equity award is subject to approval by our parent company's board of directors or authorized equity awards committee and is not guaranteed.

d. Paid Time Away, Holidays and Sick-Leave. As a full-time employee, you will be eligible for paid time away in accordance with the Company's standard policies and procedures. Paid holidays and paid sick-leave will

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likewise be provided in accordance with the Company's standard policies and procedures, and as may be required by applicable law.

e. Benefits. As a full-time employee, you will be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company for your position. The eligibility criteria and amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan as it may be amended from time to time.

2. Severance and Change in Control. As a Vice President, you will be eligible for severance and change in control benefits as set forth in the attached Severance and Change in Control Agreement, set forth on Exhibit D

3. Immigration Documentation. This offer is subject to your submission of an I-9 form within three (3) business days of your first day of employment with satisfactory documentation respecting your identification and right to work in the United States.

4. At-Will Employment. Your employment with the Company is "at-will." This means that your employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason or no reason, with or without cause and with or without notice. Any contrary representations which may have been made or which may hereafter be made to you are superseded by this offer.

Your acceptance of this offer is contingent upon your execution of the Company's Acknowledgement of At-Will Employment, a copy of which is attached hereto as Exhibit A for your execution. This offer letter and the attached Acknowledgement of At-Will Employment constitute the full and complete agreement between the parties regarding the "at-will" nature of your employment and can only be modified by written agreement signed by you and the President or CEO of the Company.

5. Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon your execution of the Company's Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your execution.

6. Non-Compete and Outside Activities. As more fully set forth in the Company's Proprietary Information and Inventions Agreement, attached hereto as Exhibit B, you agree that, while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company.

7. Arbitration. As more fully set forth in the Mutual Arbitration Agreement attached hereto as Exhibit C, both you and the Company agree that any controversy, claim or dispute arising out of, concerning or relating in any way to your employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

8. Company Rules. As an employee of the Company, you will be expected to abide by the Company's rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company's Employee Handbook, which the Company will distribute.

9. Integrated Agreement. This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Likewise, the terms of this offer shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement may only be changed by writing, signed by you and an authorized representative of the Company.

10. Severability. If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and the parties shall use their best efforts to find an alternative way to achieve the same result.

11. Background and Reference Check. This offer is contingent upon a successful background check and as well as reference checks with positive results.

If you wish to accept employment at the Company under the terms set out above and in the enclosed Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement and Mutual Arbitration Agreement please sign and date this letter and the enclosed documents and return them to me. If you accept our offer, your first day of employment will be on or before October 18, 2022

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This offer will terminate if not accepted by you by close of business on September 9, 2022.

Jagdeep, we look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

DocuSigned by:
Lisa Gross 9/2/2022 | 3:01 PM PDT
C14B9D69CDED4E0...
Chief People Officer

Approved and Accepted:

DocuSigned by:
Jagdeep Singh /2022 | 11:18 AM PDT
A4FA455D2DC44E1...

Jagdeep Singh
cc: Employee File

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